UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2009

ICF International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33045	22-3661438
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9300 Lee Highway, Fairfax, Virginia		22031
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (703) 934-3000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

ICF International, Inc. (the “Company”) announced today that Mr. John Wasson, Executive Vice President and Chief Operating Officer, and Mr. Gerald Croan, Executive Vice President, each entered into a pre-arranged stock trading plan to sell a limited amount of the Company’s shares for personal financial management purposes (the “10b5-1 Plans”). The 10b5-1 Plans are designed to comply with both Rule 10b-5 under the Securities Exchange Act of 1934, as amended, and the Company’s insider trading policies regarding stock transactions.

Under the 10b5-1 Plans, a broker-dealer is authorized to sell up to a specified number of shares of the Company’s common stock, par value $0.001 per share (the “Shares”), pursuant to the terms and conditions of each 10b5-1 Plan, including minimum sale price thresholds, unless the plan is terminated earlier pursuant to its terms.

Sales of Shares under Mr. Wasson’s 10b5-1 Plan may commence on September 8, 2009. Mr. Wasson’s 10b5-1 Plan allows for the sale of a maximum 45,000 Shares, and the plan will terminate, subject to certain conditions, no later than December 31, 2010.

Sales of Shares under Mr. Croan’s 10b5-1 Plan may commence on September 14, 2009. Mr. Croan’s 10b5-1 Plan allows for the sale of a maximum of approximately 65,000 Shares, and the plan will terminate, subject to certain conditions, no later than January 31, 2011.

The 10b5-1 Plans have been approved pursuant to the terms of the Company’s policies. Transactions made under the 10b5-1 Plans will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission. Except as may be required by law, the Company does not undertake to report on specific Rule 10b5-1 pre-planned stock trading plans of Company officers, nor to report modifications or terminations of the aforementioned 10b5-1 Plans or the plan of any other individual.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICF International, Inc.

Date: August 31, 2009	By:	/s/ Alan Stewart
Alan Stewart
Corporate Secretary